Exhibit 99.1

PRESS RELEASE

	Contacts:	Terry Sanford, SVP & CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES SECOND QUARTER 2009 RESULTS
HOUSTON — JULY 30, 2009 — Carriage Services, Inc. (NYSE: CSV) today announced results for the second quarter ended June 30, 2009. Financial highlights from continuing operations for the second quarter of 2009 compared to the second quarter of 2008 were as follows:
Second Quarter Selected Financial Results
(amounts in millions, except per share amounts)

			Change
	Q2 2008(1)	Q2 2009	Amount		Percent
Total Revenues	$42.7	$44.5	$1.8		4%
Consolidated EBITDA	$8.5	$11.0	$2.5		28%
Consolidated EBITDA Margin	20.0%	24.6%	460	bp	23%
Net Income	$0.7	$2.0	$1.4		196%
Diluted Earnings per Share	$0.04	$0.12	$0.08		200%

(1)	For comparability purposes Q2 2008 is adjusted to exclude special charges totaling $1.1 million.
HIGHLIGHTS
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “We have had good quarters before, but our second quarter this year was special. Our field leadership executed extraordinarily well, producing a ten year record high for second quarter diluted earnings per share of $0.12 when applying current accounting principles to our previous second quarter results. While we continue to be impacted by weak death rates and difficult economic conditions in our local markets, our Managing Partners, Sales Managers and employees rose to the challenge and made the most of their service and sales revenue opportunities with client families, resulting in a revenue increase of 4.2%.
     “We had many performance highlights during the second quarter, including an increase of 5.3% in our same store funeral revenue averages, excellent cost management across our funeral and cemetery portfolios resulting in an increase of $2.4 million or 18% in Total Field EBITDA and a 410 basis point increase to 34.9% in Total Field EBITDA Margin, as well as an increase of 35.2% in the market value of our discretionary trust funds. But the greatest highlight in the midst of a deep recession was the performance of our cemetery sales teams, who set an all time preneed property sales record in April and then substantially exceeded it with another record month in May. Such exceptional performance produced a historically high recognized preneed property sales record for the second quarter that was 78% higher than the prior year and which made our EPS record high of $0.12 possible.
     “I want to congratulate and thank our leaders and employees for an amazing second quarter performance in a very difficult revenue environment. Now the challenge is to maintain our focus and to sustain our performance during the second half of 2009 and beyond. Because of our confidence in the execution skills of our operating and sales leaders and employees, we are increasing our rolling four quarter EPS outlook range to $0.38-$0.42 per share.”

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Period Ended June 30, 2009
($000’s)

	Three	Three	Three	Three
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2009	2008	2009
CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	4,103	3,927	8,743	8,093
Preneed Contracts	983	919	2,133	1,969

Total Same Store Funeral Contracts	5,086	4,846	10,876	10,062

Acquisition Contracts
Atneed Contracts	723	698	1,523	1,412
Preneed Contracts	229	220	469	462
New Store Openings	232	209	442	444

Total Funeral Contracts	6,270	5,973	13,310	12,380

Funeral Home Revenue
Same Store Funeral Operations Revenue	$26,724	$26,819	$58,028	$56,274
Preneed Commission and Other Revenue	675	502	1,427	1,090

Total Funeral Same Store Revenue	27,399	27,321	59,455	57,364
Acquired Funeral Operations Revenue	4,752	4,475	9,713	9,272

Total Funeral Home Revenue	$32,151	$31,796	$69,168	$66,636
Cemetery Revenue
Same Store Cemetery Operations Revenue	$8,163	$9,893	$15,580	$18,337
Same Store Cemetery Financial Revenue	1,004	935	2,008	1,934

Total Cemetery Same Store Revenue	9,167	10,828	17,588	20,271
Acquired Cemetery Operations Revenue	1,380	1,843	3,004	3,269
Acquired Cemetery Financial Revenue	39	83	120	177

Total Cemetery Acquisition Revenue	1,419	1,926	3,124	3,446

Total Cemetery Revenue	$10,586	$12,754	$20,712	$23,717

Total Revenue from Continuing Operations	$42,737	$44,550	$89,880	$90,353

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$9,099	$9,823	$22,780	$21,752
Same Store Funeral Field EBITDA Margin	33.2%	36.0%	38.3%	37.9%
Acquired Funeral Field EBITDA	1,347	1,521	3,093	3,131
Acquired Funeral Field EBITDA Margin	28.3%	34.0%	31.8%	33.8%

Total Funeral Home Field EBITDA	$10,446	$11,344	$25,873	$24,883
Total Funeral Home Field EBITDA Margin	32.5%	35.7%	37.4%	37.3%
Same Store Cemetery Field EBITDA	2,307	3,591	4,476	6,121
Same Store Cemetery Field EBITDA Margin	25.2%	33.2%	25.4%	30.2%
Acquired Cemetery Field EBITDA	415	615	1,094	1,089
Acquired Cemetery Field EBITDA Margin	29.2%	31.9%	35.0%	31.6%

Total Cemetery Field EBITDA	$2,722	$4,206	$5,570	$7,210
Total Cemetery Field EBITDA Margin	25.7%	33.0%	26.9%	30.4%

Total Field EBITDA from Continuing Operations	$13,168	$15,550	$31,443	$32,093
Total Field EBITDA Margin from Continuing Operations	30.8%	34.9%	35.0%	35.5%

Overhead
Total Variable Overhead	$338	$472	$1,405	$1,483
Total Regional Fixed Overhead	833	710	1,666	1,471
Total Corporate Fixed Overhead	3,465	3,415	6,435	6,788

Total Overhead	$4,636	$4,597	$9,506	$9,742
	10.8%	10.3%	10.6%	10.8%

Adjusted Consolidated EBITDA from Continuing Operations	$8,532	$10,953	$21,937	$22,351

Adjusted Consolidated EBITDA Margin from Continuing Operations	20.0%	24.6%	24.4%	24.7%
Special Charges
Litigation Related Legal Costs	$258	$—	$923	$—
Termination Expenses	653	—	700	—
Other Special Charges	153	—	193	—

Sum of Special Charges	$1,064	$—	$1,816	$—

Consolidated EBITDA from Continuing Operations	$7,468	$10,953	$20,121	$22,351

	17.5%	24.6%	22.4%	24.7%

Property Depreciation & Amortization	2,545	2,795	5,075	5,399
Restricted Stock Amortization	347	300	561	542
Interest Expense	4,556	4,660	9,176	9,259
Interest (Income) and Other	(51)	(220)	(142)	(223)

Pretax Income	$71	$3,418	$5,451	$7,374

Income tax	28	1,384	2,153	2,986

Net income from Continuing Operations	$43	$2,034	$3,298	$4,388

	0.1%	4.6%	3.7%	4.9%

Diluted EPS from Continuing Operations	$—	$0.12	$0.17	$0.25
Diluted EPS from Continuing Operations Excluding Special Charges	$0.04	$0.12	$0.23	$0.25
Diluted Shares Outstanding	19,408	17,379	19,355	17,410

TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 2005 (date of refinancing our Senior Notes). The Trend Reports highlight trends in volumes, revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin) and the components of our overhead. Trend reporting allows us to focus on the key operational and financial drivers relevant to the longer term performance and valuation of our portfolio of deathcare businesses. Please go to the Investor Relations homepage of Carriage’s web site at www.carriageservices.com for a link to our consolidated Annual and Quarterly Trend Reports.
CONSOLIDATED RESULTS
     Carriage earned $0.12 for the second quarter ended June 30, 2009. For the second quarter of 2008, Carriage reported $0.00 per diluted share, as earnings were negatively impacted by special charges totaling $1.1 million. Excluding those special charges, Carriage would have reported diluted earnings per share of $0.04 and Consolidated EBITDA of $8.5 million for the second quarter of 2008. After adjusting 2008, our 2009 second quarter EPS increased by $.08 or 200% and Consolidated EBITDA increased by $2.5 million or 28% on a $1.8 million increase in revenue and $1.4 million reduction in operating costs across all areas of our company.
     For the six months ended June 30, 2009, Carriage earned $0.25 per diluted share which compared to $0.23 for the first half of 2008 excluding special charges totaling $1.8 million. First half total revenue increased $0.5 million to $90.4 million. First half 2009 Consolidated EBITDA was $22.4 million and Consolidated EBITDA Margin was 24.7% compared to 2008 adjusted Consolidated EBITDA of $21.9 million and adjusted Consolidated EBITDA Margin of 24.4%.
FUNERAL OPERATIONS
     Second quarter Same Store Funeral Operating Revenue increased slightly by $95,000 or 0.4% as the average revenue per contract increased 5.3% while the number of contracts declined 4.7%. Funeral Revenue from the Acquisition portfolio decreased $0.3 million or 5.8% as the average revenue per contract decreased 1.0% and the number of contracts declined 4.8%.
     The overall cremation rate for the second quarter of 2009 was 41.8% compared to 39.9% for the second quarter of last year. A recent initiative implemented in the third quarter of 2008 to increase the average revenue per cremation contract, largely by converting direct cremations to cremations with services, continues to gain traction and helped not only our cremation average but also customer satisfaction levels with our cremation families. As a result of this initiative, which includes new training and presentation options for client families, the average revenue per cremation contract in the current quarter increased 3.2% from the second quarter of 2008. Cremations with services have risen from 34.7% of our total cremation contracts in the third quarter of 2008 to 40.4% in the second quarter of 2009.
     Same Store Funeral Field EBITDA increased by $0.7 million or 8.0% compared to the second quarter of 2008, while the related Field EBITDA Margin increased 280 basis points to 36.0% from 33.2%. Our Acquisition portfolio Funeral Field EBITDA increased $174,000 or 12.9% to $1.5 million and the related Field EBITDA Margin increased 570 basis points to 34.0% from 28.3%. The year over year improvement in Same Store and Acquisition Field EBITDA was substantially due to the ability of our Managing Partners to reduce operating costs across almost all expense categories.
     For the six months ended June 30, 2009, total funeral revenue was $66.6 million, a year over year decline of $2.6 million or 3.8%, resulting primarily from a 7.0% decrease in the number of contracts and a 4.0% increase in the average revenue per contract. Total Funeral Field EBITDA declined by $1.0 million or 3.8% to $24.9 million, as our Total Funeral Field EBITDA Margin remained flat at 37.3% because of excellent cost management in a weak revenue environment.
CEMETERY OPERATIONS
     Same Store Cemetery Operations Revenue increased $1.7 million or 21.2% to $9.9 million and Cemetery Operations Revenue from our Acquisition portfolio increased $0.5 million or 33.6% to $1.8 million. The revenue improvement arose from preneed sales of cemetery property which increased $2.9 million or 78% driven by a 43% increase in the number of properties sold along with an 18% increase in the average revenue per space sold. A substantial portion of the increase in the average revenue per space sold is due to sales of recently constructed higher value mausoleum and ground inventory. Additionally, 90% of the property sales qualified for revenue recognition in the current year compared to 82% a year ago, which reflects an increase in the quality of our sales. Same Store Cemetery Field EBITDA increased by $1.3 million or 56% for the second quarter which was the result of $1.7 million higher revenue and 800 basis point increase in Field EBITDA Margin to 33.2% from 25.2% in the prior year’s second quarter. Acquisition Cemetery Field EBITDA increased by $.02 million or 48% as a result of the higher revenue and lower operating costs. Field EBITDA Margin increased to 31.9% from 29.2% in the prior year.
     In order to increase revenues from preneed property sales and to build new heritage for our largest cemeteries, we began an initiative in the third quarter of 2008 to upgrade our sales leadership and increase both the quantity and quality of the cemetery sales counselors at our major parks. We subsequently reached our minimum headcount target at the end of January 2009, but continue to hire quality cemetery sales counselors to improve our sales force, as the recessionary environment has created a larger and higher quality pool of candidates from which we can select. The combination of stronger sales leadership, more and better preneed sales counselors and greater product offerings in our inventory resulted in significantly higher preneed cemetery property sales activity levels and sales success in this quarter compared to the second quarter of 2008.
     Total Cemetery Financial Revenue from trust funds and finance charges declined by approximately $25,000 compared to the second quarter a year ago. Financial income from our perpetual care trust funds, where current earnings are recognized, increased by $0.2 million. Financial income from our merchandise and services trust funds, where cumulative realized earnings are recognized at the point when the merchandise and services are provided, decreased by $0.2 million.
     For the six months ended June 30, 2009 total cemetery operating revenue increased $3.0 million or 14.5% to $23.7 million compared to the prior year period, driven by an increase in preneed property sales of $3.1 million or 39.2%. Total Cemetery Field EBITDA increased by $1.6 million or 29.4%, as Total Cemetery Field EBITDA Margin increased 350 basis points to 30.4% from 26.9% on the strength of the big increase in preneed property sales.
OVERHEAD
     Total Overhead declined $39,000 to $4.6 million in the second quarter of 2009 as compared to the second quarter of 2008 and declined $548,000, or 10.7% sequentially from the first quarter of 2009 as costs in almost all departments in our home office trended down. Total Overhead in the first half was $9.7 million, approximately $0.2 million higher than the same 2008 period because of higher preneed administration costs.
SHARE REPURCHASE PROGRAM
     During 2008 the Board of Directors approved plans for common stock repurchases totaling $10 million. During the second quarter of 2009 we purchased 672,994 shares of common stock at an average cost per share of $3.15. Through June 30, 2009, we have repurchased a cumulative total of 2,753,353 shares at an average cost of $3.12 per share. As of June 30, 2009, the amount available to spend in the future for share repurchases is $1.4 million.

TRUST FUND PERFORMANCE
     Over the last nine months, we have successfully repositioned the investments in the discretionary trust fund accounts by exploiting credit and illiquidity opportunities during the recent capital markets crisis. We are now well positioned to produce higher amounts of both income and capital gains from our trust funds over the next few years in support of our field operations. Shown below are consolidated performance metrics for our combined trust fund portfolios (preneed funeral, cemetery merchandise and cemetery perpetual care) at key dates since June 30, 2008.
($ in 000’s)

Discretionary Accounts					Total Trust Funds
Market Value, Income, Yield, Gain (Loss)					Cost, Market Value, Gain (Loss)
		Est.	Yield	Unrealized				Unrealized
	Market	Annual	on	Gain /		Cost	Market	Gain/
Date	Value	Income	Cost	(Loss)	Date	Basis	Value	(Loss)

6/30/08	$132,794	$4,262	3.19%	($1,853)	6/30/08	$181,622	$179,938	($1,684)
12/31/08	$101,554	$5,431	5.27%	($25,753)	12/31/08	$167,242	$138,476	($28,766)
3/9/09	$79,439	$6,611	7.16%	($40,408)	3/9/09	$156,262	$112,114	($44,147)
3/31/09	$89,249	$7,208	7.52%	($29,217)	3/31/09	$159,023	$126,324	($32,699)
6/30/09	$120,667	$7,352	7.82%	$7,014	6/30/09	$153,999	$158,928	$4,929

CSV Trust Funds: Market Value Performance
	Discretionary Accounts		Total Trust Funds		Equity Index Performance
Timeframe	Amount	Percent	Amount	Percent	DJIA	S&P 500	NASDAQ

1 year ending 6/30/09	($12,127)	-9.1%	($21,010)	-11.7%	-25.6%	-28.2%	-20.0%
6 months ending 6/30/09	+$19,113	+18.8%	+$20,452	+14.8%	-3.8%	+3.2%	+16.4%
3/9/09 to 6/30/09	+$41,228	+51.9%	+$46,814	+41.8%	+29.0%	+36.9%	+44.6%
3 months ending 6/30/09	+$31,418	+35.2%	+$32,604	+25.8%	+11.0%	+15.9%	+20.0%

CSV Trust Funds: Portfolio Profile
	6/30/2008		6/30/2009
	Total Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%

Equities	$92,043	51%	$65,160	41%
Fixed Income	$58,678	33%	$81,053	51%
Cash	$29,217	16%	$12,714	8%

Total Portfolios	$179,938	100%	$158,928	100%

     We believe the financial revenue to be derived from our cemetery perpetual care trusts and the maturing contracts in our preneed funeral and cemetery trusts will modestly increase our earnings in the second half of 2009 compared to prior years, and will have an increasingly positive earnings impact in future years from maturing contracts with higher levels of accumulated income.
CASH FLOW
     We generated Free Cash Flow (defined as cash flow from operations less maintenance capital expenditures) of $6.5 million during the second quarter of 2009 compared to Free Cash Flow of $6.7 million for the corresponding 2008 period. The sources and uses of cash for the first six months of 2009 consisted of the following (in millions):

Adjusted cash provided by operations(1)	$10.2
Cash used for maintenance capital expenditures	(1.6)

Adjusted Free Cash Flow for First Six Months of 2009	$8.6
Cash and liquid investments at beginning of year	5.0
Proceeds from sales of assets	0.7
Cash used for growth capital expenditures — funeral homes	(0.3)
Cash used for growth capital expenditures — cemeteries	(1.9)
Cash used for litigation settlement	(3.3)
Share repurchase program	(2.8)
Other financing activities	(0.4)

Cash at June 30, 2009	$5.6

(1)	Cash provided by operations excludes the $3.3 million litigation settlement reported in the fourth quarter of 2008 and paid in the first quarter of 2009.
OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending June 30, 2010 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as our three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service and overhead items. Other variables include the effective tax rate, which is currently estimated to be in the range of 39% to 41% and the estimated number of diluted shares outstanding which is currently estimated to be approximately 17 million and is subject to change based on changes in the share price and activity in the share repurchase plan. Though we expect to acquire businesses in the future, we have not forecast any acquisitions in the Four Quarter Outlook ending June 30, 2010, because of the uncertainty as to the timing and size of acquisitions.

ROLLING FOUR QUARTER OUTLOOK — Period Ending June 30, 2010
(amounts in millions, except per share amounts)

Range
Revenues	$177.0 — $182.0
Field EBITDA	$62.0 — $64.5
Field EBITDA Margin	35.0% — 35.5%
Total Overhead	$21.0 — $22.2

Consolidated EBITDA	$41.0 — $42.3
Consolidated EBITDA Margin	23.2%

Interest	$18.1
Depreciation & Amortization	$12.0
Income Taxes	$4.2 — $4.9
Net Income	$6.5 — $7.3
Diluted Earnings Per Share	$0.38 — $0.42
Free Cash Flow	$14.5 — $16.0
Earnings for this period are expected to increase relative to 12 months ending June 30, 2009 for the following reasons:
•	Increase in Funeral Field EBITDA with better execution of the Standards Operating Model

•	Increase in Same Store Cemetery EBITDA with higher preneed sales and lower bad debt expense.

•	Higher cemetery financial revenue

•	Tighter management of overhead expenses

•	Lower special charges due primarily to elimination of most litigation.

Long Term Outlook — Through 2013 (Base Year 2008)

Revenue growth of 6-7% annually, including acquisitions

Consolidated EBITDA growth of 9-11% annually, including acquisitions

Consolidated EBITDA Margin range of 23-26%

Delever the Company through increasing EPS and Free Cash Flow

CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Friday, July 31, 2009 at 10:30 a.m. eastern time. To participate in the call, please dial 480-629-9692 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through August 7, 2009 and may be accessed by dialing 303-590-3030 and using pass code 4116677#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. Carriage operates 134 funeral homes in 25 states and 32 cemeteries in 11 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability or legal expense unrelated to our day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of our regional operations leaders and the home office and will not vary as a result of profitability. Special charges are considered by management to be unusual in nature, unique and not expected to occur in the normal course of business.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable;

however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2008, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at wwww.carriageservices.com.
- Tables to Follow -

CARRIAGE SERVICES, INC.
Selected Financial Data
June 30, 2009
(unaudited)

Selected Balance Sheet Data (in 000's):	12/31/2008	6/30/2009
Cash and short-term investments	$5,007	$5,598
Total Senior Debt (a)	$137,732	$137,239
Common shares outstanding	17,835	17,371

Ratios and other data
Days sales in funeral accounts receivable	21.3	20.2
Senior Debt to total capitalization	41.1	40.7
Senior Debt to adjusted EBITDA from continuing operations (rolling twelve months)	3.6	3.5

a)	- Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to adjusted EBITDA from continuing operations for the three months ended June 30, 2008 and 2009 and the estimated rolling four quarters ended June 30, 2010 (presented at the midpoint of the range)(in 000’s):

	Three	Three	Four
	months	months	Quarter
	ended	ended	Outlook
	6/30/2008	6/30/2009	6/30/2010 E
Net income from continuing operations	$43	$2,034	$6,900
Provision for income taxes	28	1,384	4,500

Pre-tax earnings from continuing operations	71	3,418	11,400
Net interest expense, including loan cost amortization	4,505	4,440	18,100
Special charges	1,064	—	—
Restricted stock amortization	347	300	1,000
Depreciation	2,545	2,795	11,000

Adjusted EBITDA from continuing operations	$8,532	$10,953	$41,500

Revenue from continuing operations	$42,737	$44,550	$179,500
Adjusted EBITDA margin from continuing operations	20.0%	24.6%	23.1%

Reconciliation of Non-GAAP Financial Measures Continued:
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	6/30/2008	6/30/2009
Cash provided by operating activities	$8,599	$7,507
Less maintenance capital	(1,909)	(1,025)

Free cash flow	$6,690	$6,482

			Rolling Four
	Six months	Six months	Quarter
	ended	ended	Outlook
	6/30/2008	6/30/2009(1)	6/30/2010 E
Cash provided by operating activities	$12,008	$10,251	$21,500
Less maintenance capital expenditures	(3,223)	(1,646)	(6,500)
Free cash flow	$8,785	$8,605	$15,000

(1)	Excludes the $3.3 million litigation settlement payment in the first quarter of 2009.